EXHIBIT 10.4


          FIRST AMENDMENT TO THE THREE FORKS, INC. CONSULTING AGREEMENT



This First Amendment to the Consulting Agreement by and between Three Forks, Inc. and W. Edward Nichols made as of the 1st day of March 2013.

WHEREAS the parties did on the 1st day of September 2012 entered into a Consulting Agreement, and;

WHERAS the parties desire to amend the Consulting Agreement.

NOW THEREFORE in consideration of the undertakings the Consulting Agreement is hereby amended as follows:

Section 3 Compensation is hereby amended to read as follows:

     3. COMPENSATION.

     (a) Company agrees to pay Consultant no less than a Base Fee of $120,000.00 per year for the first six months and shall increase to $180,000.00 on the first day of March 2013.

     In addition to the Base Salary, Consultant shall be paid a monthly car allowance of six hundred dollars. Consultant shall be paid a bonus of one half of one percent of the net asset increases as reflected in the Company balance sheet from time to time. The basis of the calculation shall be the net assets as listed in the company financials and shall at least be paid every six months within 30 days after the accounting for the applicable period has been completed. The first payment period will be for the period of September 1, 2012 through February 2013.


IN WITNESS WHEREOF the Parties have duly executed this amendment to the original Consulting Agreement as of the date first above written.

Three Forks, Inc.                               Consultant


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Donald Walford, President                       W. Edward Nichols